Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Departure of David Aronowitz,
Executive Vice President, General Counsel and Corporate Secretary
MARYSVILLE, Ohio (July 17, 2007) — The Scotts Miracle-Gro Company (NYSE:SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that David M. Aronowitz, executive vice president, general counsel and corporate secretary, has decided to leave the Company effective immediately. A replacement has not yet been determined.
The Company emphasized that the departure was not related to the Company’s performance or concerns about its financial controls or legal strategy.
“Dave made very significant contributions to ScottsMiracle-Gro during his tenure, and I will miss his leadership, involvement and counsel,” said Jim Hagedorn, chairman and chief executive officer. “While we are hopeful that Dave will remain engaged in some of our existing litigation efforts, we also are fortunate to have a strong and experienced legal team. I remain confident in their ability to provide the business with outstanding legal support and insight going forward.”
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995:
Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors. Detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622